UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
___________________________________

FAMILY ROOM ENTERTAINMENT CORPORATION
(Exact name of registrant as specified in its charter)

New Mexico                                                                                                                                          85-0206160
(State or other jurisdiction of incorporation or organization                                                                                                                             (I.R.S. Employer identification No.)

c/o Sunset Gower Studio 1438 N. Gower St.
Box 68 Bldg. 35 Suite 555
Hollywood CA, 90028
(Address of principal executive offices)
________________________________________________
2008 Consulting and Legal Services Plan

 (Full title of plan)
________________________________

George Furla
CEO and President
c/o Sunset Gower Studio 1438 N. Gower St.
Box 68 Bldg. 35 Suite 555
Hollywood CA, 90028
 (Name and address of agent for service)
(323) 993-7310
 (Telephone number, including area code of agent for service)

Copy to:
Owen Naccarato, Esq.
18301 Von Karman Avenue, Suite 430
Irvine, CA 92612
(949) 851-9261

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	[X]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (3)	Proposed maximum Aggregate offering Price	Amount of Registration fee
Common Stock ($.001 par value)	2,000,000 (2)	$0.015	$30,000	$1.18

(1)   Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also shall cover an indeterminate amount of any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2008 Consulting and Legal Services Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of the Registrant’s common stock effected without the Registrant’s receipt of consideration.

(2) Includes all shares currently authorized under the Registrant’s 2008 Consulting and Legal Services Plan as detailed in the chart below.

(3)  Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457 (h) of the General Rules and Regulations under the Securities Act of 1933, based upon the average of the bid and asked prices per share of the registrant’s common stock reported by the OTC Nasdaq Stock Market on June 6, 2008.

		Offering
	Number of	Price per	Aggregate
Securities	Shares	Share	Offering Price
Common stock reserved for issuance under the 2008 Equity Incentive Plan	2,000,000	$0.015	$30,000.00

PART I

INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS

Item 1.                                Plan Information.

This registration statement on Form S-8 is being filed for the purpose of registering: (i) 2,000,000 shares of the Registrant’s common stock to be issued pursuant to the Registrant’s 2008 Consulting and Legal Services Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Family Room Entertainment Corporation (the “Company” or“FMYR”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a) The Company’s annual report on Form 10-KSB for the fiscal years ended June 30, 2007 and 2006;

(b) The Company’s quarterly report on Form 10-QSB for the quarter ended March 31, 2008.

(c) The Company’s Current Reports on Form 8-K filed with the Commission on February 29, 2008.

(d) The Registrant’s Form S-2 filed on April 3, 1987, pursuant to Section 12 of the Exchange Act, in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock;

(e) any document filed by the Company with the Commission pursuant to Sections 13(a), 13( c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which Indicates that all shares of Common Stock registered hereunder have been sold or that deregisters all such shares of common Stock then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Naccarato & Associates.  A portion of the shares being registered herein are being issued to Family Room Entertainment’s attorney in such law firm for services provided to FMYR.

Item 6. Indemnification of Directors and Officers

Section 53-12-2E of the New Mexico Statutes Annotated 1978 provides in general that a company’s articles of incorporation may provide that a director shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director unless:
(1) the director has breached or failed to perform the duties of the director's office in compliance with Subsection B of Section 53-11-35 NMSA 1978; and
(2) the breach or failure to perform constitutes:
(a) negligence, willful misconduct or recklessness in the case of a director who has either an ownership interest in the corporation or receives in his capacity as a director or as an employee of the corporation compensation of more than two thousand dollars ($2,000) from the corporation in any calendar year; or
(b) willful misconduct or recklessness in the case of a director who does not have an ownership interest in the corporation and does not receive in his capacity as director or as an employee of the corporation compensation of more than two thousand dollars ($2,000) from the corporation in any calendar year.
Such a provision in the articles of incorporation shall, however, only eliminate the liability of a director for action taken as a director or any failure to take action as a director at meetings of the board of directors or of a committee of the board of directors or by virtue of action of the directors without a meeting pursuant to Section 53-11-43 NMSA 1978, on or after the date when such provision in the articles of incorporation becomes effective.

Article XVI of the Company’s Article of Incorporation provide that the Company shall indemnify each director and each officer, his heirs, executors and administrators, against expenses reasonably incurred or liability incurred by him in connection with any action, suite or proceeding to which ha may be made a party by reason of his being or having been a Director or officer of the corporation, except in relation (i) to matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for fraud or misconduct, and (ii) to liabilities under the Securities Act of 1933, as amended, or other applicable securities laws.  In the event of a settlement before or after action or suite, indemnification shall be provided only in connection with such matters covered by the settlement as to which the corporation is advised by counsel that the person to be indemnified was not guilty of such fraud or misconduct.  The foregoing right of indemnification shall not exclude other rights to which he may be entitled.

Commission Policy

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Experts

The consolidated financial statements of the Company appearing in the Company’s Annual Report (Form 10-KSB) for the year ended June 30, 2007 have been audited by PMB Helin Donovan, LLP, an independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference.  Such financial statements are incorporated herein in reliance upon the report of PMB Helin Donovan, LLP, pertaining to such financial statements (to the extent filed with the Commission) given upon the authority of such firm as experts in giving such  reports.

The consolidated financial statements of the Company appearing in the Company’s Annual Report (Form 10-KSB) for the year ended June 30, 2006 have been audited by Ham, Langston & Brezina, L.L.P, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference.  Such financial statements are incorporated herein in reliance upon the reports of Ham, Langston & Brezina, L.L.P, pertaining to such financial statements (to the extent filed with the Commission) given upon the authority of such firm as experts in giving such reports.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8.                      Exhibits

The Exhibits to this registration statement are listed in the index to Exhibits on page 8.

Item 9. Undertakings.

1.	The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
 (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)    That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

2.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hollywood, State of California on June 6, 2008.

/s/George Furla
__________
By: George Furla, President, Chief Executive Officer, and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                      Title                                           Date

/s/ George Furla
_______                      Chairman of the Board of Directors                  June 10, 2008
George Furla                                                President and Chief Executive
      Officer and Director

INDEX TO EXHIBITS

Exhibit NO.	Description

5.1           Opinion of Counsel, regarding the legality of the securities registered hereunder.

10.45   2008 Consulting and Legal Services Plan

23.1           Consent of PMB Helin Donovan, LLP

23.2           Consent of Ham, Langston & Brezina, LLP

23.3      Consent of Counsel (included as part of Exhibit 5.1)